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                                                                 Exhibit (c)(2)

                                 AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER



            THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 30, 1999 (this "AMENDMENT"), is made by and among Intek Global Corporation, a Delaware corporation (the "COMPANY"), Security Services plc, a public limited company incorporated under the laws of England and Wales ("PARENT"), and IGC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB").

            WHEREAS, the Company, Parent and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of June 9, 1999 (the "MERGER AGREEMENT"), which provided for certain transactions, including the commencement of an offer to purchase any and all of the outstanding shares of common stock, par value $.01 per share, of the Company (the "SHARES"), by Merger Sub (the "OFFER") and, following the consummation of the Offer, the merger of Merger Sub with and into the Company (the "MERGER") with the Company becoming a wholly owned subsidiary of Parent, all subject to the terms and conditions set forth in the Merger Agreement;

            WHEREAS, the Company, Securicor plc, a public limited company incorporated under the laws of England and Wales and the ultimate parent of Parent ("SECURICOR"), and the Company's directors have been named as defendants in three class action lawsuits in connection with the transactions contemplated by the Merger Agreement (the "PENDING ACTIONS");

            WHEREAS, counsel to the Company, Securicor, the Company's directors, and the plaintiffs in the Pending Actions (the "PLAINTIFFS") have executed and delivered a Memorandum of Understanding, dated as of July 8, 1999 (the "MEMORANDUM OF UNDERSTANDING"), providing for, among other things, the settlement of the Pending Actions and, in connection therewith, an increase in the consideration payable in the Offer and the Merger and an extension of the expiration date of the Offer;

            WHEREAS, the Memorandum of Understanding provides that the Merger Agreement will be amended in certain respects, including to increase the consideration payable in the Offer and the Merger and to extend the expiration date of the Offer;

            WHEREAS, the Memorandum of Understanding provides that the expiration date of the Offer would be extended to July 29, 1999 and the parties to the Memorandum of Understanding subsequently agreed to extend the expiration date of the Offer to August 16, 1999;

            WHEREAS, Section 11.3(a) of the Merger Agreement provides that the approval of the Independent Committee (as defined in the Merger Agreement) is required for the amendment of the Merger Agreement;
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            WHEREAS, by unanimous written consent, the Independent Committee approved this Amendment amending the Merger Agreement (the Merger Agreement, as amended by this Amendment, being referred to herein as the "AMENDED MERGER AGREEMENT"), and the transactions contemplated by the Amended Merger Agreement and determined that the Offer and the Merger pursuant to the Amended Merger Agreement are fair to, and in the best interests of, the holders of Shares (other than Parent and its affiliates) and that the Merger Consideration (as defined in the Amended Merger Agreement) is fair to the holders of Shares (other than Parent and its affiliates) and resolved to recommend the approval of the Amended Merger Agreement to the Board of Directors of the Company;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

            1. CERTAIN DEFINED TERMS. Terms used herein with their initial letters capitalized, and not otherwise defined herein, shall have the respective meanings given such terms in the Merger Agreement.

            2. AMENDMENTS TO THE MERGER AGREEMENT.

                  a. OFFER PRICE. The first sentence of Section 1.1(a) of the Merger Agreement is hereby amended by deleting therefrom the reference to the $2.75 purchase price to be offered in the Offer and replacing such reference with $3.0125.

                  b. EXPIRATION DATE. The following sentence is hereby added to
Section 1.1(a) of the Merger Agreement, such sentence to appear after the existing fifth sentence of Section 1.1(a) (which fifth sentence reads "The initial scheduled expiration date of the Offer shall be the date that is 20 business days following the date of commencement of the Offer."): "The initial scheduled expiration date of the Offer is hereby extended from July 14, 1999 to August 16, 1999." The existing fourth sentence of Section 1.1(a) (which fourth sentence reads "The Offer shall expire at midnight on the expiration date.") is hereby deleted.

                  c. SECTION 2.2(a). Section 2.2(a) of the Merger Agreement is hereby amended by deleting therefrom the reference to the $2.75 into which Shares will be converted in the Merger and replacing such reference with $3.0125.

                  d. RECITALS. The reference to "42,303,038 Shares" set forth in the first "Whereas" clause in the Merger Agreement is hereby deleted and the following is inserted in its place: "42,311,038 Shares".


                  e. SECTION 4.5. The reference to "42,303,038 Shares" set forth in the second sentence of Section 4.5 of the Merger Agreement is hereby deleted and the following is inserted in its place: "42,311,038 Shares". The reference to "4,135,666 Shares" set forth in the third sentence of Section 4.5 of the Merger Agreement is hereby deleted and the following is inserted in its place:
"4,425,500 Shares".


            3. COMPANY ACTION. The Company hereby consents to the Offer pursuant to the terms of the Amended Merger Agreement and represents that, by unanimous written consent, the Independent Committee approved this Amendment and the transactions contemplated by the Amended Merger Agreement and determined that the Offer and the Merger pursuant to the Amended Merger Agreement are fair to, and in the best interests of, the holders of Shares (other than Parent and its affiliates) and that the Merger Consideration is fair to the holders of Shares (other than Parent and its affiliates) and resolved to recommend the approval of the Amended Merger Agreement to the Board of Directors of the Company.


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            4. COMPANY CORPORATE AUTHORIZATION; REQUIRED VOTE. The Company
hereby represents and warrants to Parent and Merger Sub as follows:

                  a. The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action, including, without limitation, action by the Board of Directors of the Company. This Amendment has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

                  b. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock (under applicable law or otherwise) necessary to approve the Amended Merger Agreement, the Merger pursuant to the terms specified therein, and the transactions contemplated thereby.

            5. PARENT AND PURCHASER CORPORATE AUTHORIZATION. Parent and Merger Sub hereby represent and warrant to the Company as follows:

                  a. The execution, delivery and performance by Parent and Merger Sub of this Amendment and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action.

                  b. The Board of Directors of each of Parent and Merger Sub has approved this Amendment and the transactions contemplated hereby.

                  c. This Amendment has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

            6. PARTIES IN INTEREST. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Amendment.

            7. GOVERNING LAW. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such state.


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            8. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

            9. ENTIRE AGREEMENT. The Merger Agreement, this Amendment and the Confidentiality Agreement dated January 19, 1999 between Parent and the Company constitute the entire agreement among the parties with respect to the subject matter of the Amended Merger Agreement and supersede all other prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

            10. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
                                     INTEK GLOBAL CORPORATION


                                     By:  /s/ Robert J. Shiver
                                          -------------------------------
                                     Name:  Robert J. Shiver
                                     Title:   Chief Executive Officer



                                     SECURITY SERVICES PLC


                                     By:  /s/ Nigel Griffiths
                                          -------------------------------
                                     Name:  Nigel Griffiths
                                     Title:  Director



                                     IGC ACQUISITION CORP.

                                     By:  /s/ C. Grice McMullan, Jr.
                                          -------------------------------
                                     Name:  C. Grice McMullan, Jr.
                                     Title:  Chairman of the Board and
                                     President


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